                          [LOGO]

CHAIRMAN'S LETTER
NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

                     [LOGO]

CHAIRMAN'S LETTER

March 13, 1998

Dear Snap-on Shareholder,

I invite you to attend our Annual Meeting of Shareholders at 10:00 a.m. on Friday, April 24, 1998, at the Racine Marriott, 7111 Washington Avenue, Racine, Wisconsin. We will be reviewing the results of another record-setting year for Snap-on, as well as discussing how we are positioning your investment in Snap-on for the future.

Your vote is important, and whether or not you plan to attend the meeting, we encourage you to return your Proxy Card early or take advantage of the new and convenient way to vote your shares electronically by telephone.

The proxy materials, written this year in a new format, are enclosed, along with the 1997 Annual Report. We welcome your comments.

We hope to see you at the meeting and look forward to renewing old acquaintances and meeting those of you attending for the first time.

Cordially,

            [SIG]

Robert A. Cornog
CHAIRMAN OF THE BOARD OF DIRECTORS,
PRESIDENT AND CHIEF EXECUTIVE OFFICER
SNAP-ON INCORPORATED

                    [LOGO]

NOTICE OF THE 1998 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Snap-on Incorporated will be held:
Friday, April 24, 1998
10:00 a.m.
The Racine Marriott
7111 Washington Avenue
Racine, Wisconsin
DIRECTIONS TO THE ANNUAL MEETING ARE ON PAGE 20.

MEETING PURPOSES
1. To elect four Directors:

    - The following three Directors will stand for election for three-year terms to expire at the 2001 Annual Meeting: Robert A. Cornog, Leonard A. Hadley and Edward H. Rensi.

    - One Director, Richard F. Teerlink, who is also our newest Director, will stand for election for a one-year term to expire at the 1999 Annual Meeting, in order to place him in the class of Directors eligible for reelection in 1999.

2. To transact any other business appropriate to the Annual Meeting.

RECORD DATE
Shareholders of record at the close of business on February 24, 1998, will be able to vote at the Annual Meeting in person, by proxy or electronically by telephone.

IMPORTANT: COMPLETE AND RETURN YOUR PROXY CARD EARLY
We encourage all shareholders--even those planning to attend the Annual Meeting--to return their Proxy Cards well in advance of the Annual Meeting so that the vote count will not be delayed. To ensure your representation at the Annual Meeting, please complete and sign the Proxy Card and return it promptly in the enclosed envelope. Alternatively, you may take advantage of our new and convenient way by which you may vote your shares electronically by telephone. Voting instructions are provided on the Proxy Card. If you attend the Annual Meeting, you may revoke your proxy, whether previously delivered in the form of an executed Proxy Card or by telephone, and vote your shares in person.

Sincerely,
Susan F. Marrinan
VICE PRESIDENT,
SECRETARY AND
GENERAL COUNSEL
March 13, 1998

TABLE OF CONTENTS

SUMMARY OF PROXY INFORMATION...........................................................          2
  Proposal to be Voted on: Election of Directors.......................................          4

BOARD OF DIRECTORS.....................................................................          5
  Directors Not Standing for Election..................................................          5
  Board Committees.....................................................................          6
  Board Compensation...................................................................          7
  Security Ownership of Management and Certain Beneficial Owners.......................          8
    TABLE 1 -- SECURITY OWNERSHIP OF MANAGEMENT........................................          8

EXECUTIVE COMPENSATION.................................................................         10
  Five-Year Performance................................................................         10
  Report of the Organization and Executive Compensation Committee......................         12
    TABLE 2 -- SUMMARY COMPENSATION....................................................         15
    TABLE 3 -- OPTION GRANTS IN LAST FISCAL YEAR.......................................         16
    TABLE 4 -- AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
              YEAR-END OPTION VALUES...................................................         17
  Administrative and Field Employee Pension Plan.......................................         17
    TABLE 5 -- PENSION PLAN............................................................         17

OTHER INFORMATION......................................................................         19
  Directions to Annual Meeting.........................................................         20

SUMMARY OF PROXY INFORMATION

BACKGROUND ON THE BOARD OF DIRECTORS

This year, Raymond F. Farley, a Director since 1988, and Jay H. Schnabel, a Director since 1989 and Snap-on's Senior Vice President-Europe, will retire from the Board.

The size of the Board is set by the Directors at any number between five and 15 members. With the retirement of Mr. Farley and Mr. Schnabel, the Board will have 10 Directors, divided into three classes. Each year one class is elected to a three-year term, helping to assure continuity of leadership.

ELECTION OF DIRECTORS

The primary business of the Annual Meeting will be to elect four Directors. The Board's nominees are:

    - Robert A. Cornog

    - Leonard A. Hadley

    - Edward H. Rensi

    - Richard F. Teerlink

See page 4 for more information on the nominees. Directors will be elected based on the affirmative vote of a majority of the votes cast at the Annual Meeting.

You may vote your shares by returning the enclosed Proxy Card, by telephone (see the Proxy Card for instructions) or by voting in person at the Annual Meeting. We recommend you complete and return the Proxy Card or vote by telephone even if you are planning to attend the Annual Meeting so that the vote count will not be delayed.

HOW TO VOTE

Shareholders of record as of the close of business on February 24, 1998 (the "Record Date") are entitled to vote at the Annual Meeting. Each share of Common Stock outstanding is entitled to one vote. As of the Record Date, Snap-on had 60,005,182 shares of Common Stock outstanding.

To vote, complete, sign and return the enclosed Proxy Card as soon as possible. You may also vote electronically by telephone.

All shareholders are also invited to attend the Annual Meeting, although space is limited. If you complete a Proxy Card, or vote by telephone, you may still vote in person at the Annual Meeting. To do so, give written notice that you would like to revoke your original proxy to one of the following:

    - the Corporate Secretary, in advance of the Annual Meeting; or

    - the authorized representatives at the Annual Meeting.

You may also make a change to your proxy by returning a later-dated proxy.

If you return your signed Proxy Card but do not indicate your voting preference, your shares will be voted FOR the Director nominees on your behalf.

HOW THE VOTES ARE TABULATED

First Chicago Trust Company of New York, Snap-on's transfer agent, will use an automated system to tabulate the votes. Abstentions and broker nonvotes are included in the tally of shares, although they have no effect on the election of Directors. (Broker nonvotes are proxies delivered by brokers where the broker has not received authority to vote from the shareholder.)

MORE ABOUT THE PROXY SOLICITATION

This year the proxy materials were first mailed to shareholders on or about March 13, 1998. In addition, officers and employees of Snap-on may make solicitations by mail, telephone, facsimile or in person.

Morrow & Co., Inc. has been retained for $7,000 plus expenses to assist Snap-on in the solicitation of proxies. This will include requesting brokerage houses, depositories, custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the stock held by them. Snap-on will reimburse Morrow & Co., Inc. for the forwarding expenses.

INDEPENDENT AUDITOR

Arthur Andersen LLP has been Snap-on's independent auditor for the past 16 years and will serve as Snap-on's independent auditor again in 1998. Representatives of the auditing firm will be at the Annual Meeting to answer your questions.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE BOARD

If you wish to suggest an individual for consideration as a nominee for election to the Board at the 1999 Annual Meeting, please submit a written recommendation to the Corporate Secretary for forwarding to the Board Affairs and Nominating Committee before October 1, 1998.

If you wish to propose business at the 1999 Annual Meeting and would like your proposal to be included in Snap-on's proxy materials in accordance with Securities and Exchange Commission requirements, please submit appropriate materials to the Corporate Secretary by November 13, 1998.

Snap-on's Bylaws, a copy of which you may obtain from the Corporate Secretary by submitting a written request, contain requirements relating to the timeliness and content of formal nominations for election to the Board and other proposals for consideration at the Annual Meeting.

The address of the Corporate Secretary is:

Corporate Secretary
Snap-on Incorporated
2801 - 80th Street
P.O. Box 1410
Kenosha, Wisconsin 53141-1410

PROPOSAL TO BE VOTED ON: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

With the retirement of Mr. Farley and Mr. Schnabel, the Board has 10 members, who are divided into three classes, of which one class is elected each year to a three-year term. Mr. Teerlink, our newest Director, is nominated to a one-year term to join the class of Directors eligible for reelection in 1999.

Nominees for election to the Board are Robert A. Cornog, Leonard A. Hadley and Edward H. Rensi, to stand for election for terms expiring at the 2001 Annual Meeting, and Richard F. Teerlink to stand for election for a term expiring at the 1999 Annual Meeting.

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 2001 ANNUAL MEETING

ROBERT A. CORNOG

DIRECTOR SINCE 1982

Mr. Cornog, age 57, has been President, Chief Executive Officer, and Chairman of the Board of Directors of Snap-on since 1991. He is also a Director of Johnson Controls, Inc., Wisconsin Electric Power Company and Wisconsin Energy Corporation.

LEONARD A. HADLEY

DIRECTOR SINCE 1997

Mr. Hadley, age 63, has been Chairman and Chief Executive Officer of Maytag Corporation, a manufacturer of appliances, since 1993 and was its President and Chief Operating Officer since 1991. He also serves as a Director of Deere & Company.

EDWARD H. RENSI

DIRECTOR SINCE 1992

Mr. Rensi, age 53, has been a consultant and retired President and Chief Executive Officer of McDonald's U.S.A., a food service organization, since July, 1997. He served as McDonald's U.S.A. President and Chief Operating Officer from 1984 to 1991 and as President and Chief Executive Officer from 1991 to 1997. He also serves as a Director of International Speedway Corporation.

NOMINEE FOR ELECTION FOR A TERM EXPIRING AT THE 1999 ANNUAL MEETING

RICHARD F. TEERLINK

DIRECTOR SINCE 1997

Mr. Teerlink, age 61, has been Chairman of Harley-Davidson, Inc., a manufacturer of motorcycles, since 1996, and served as its Chief Executive Officer from 1989 to 1997 and President from 1987 to 1997. He also serves as a Director of Johnson Controls, Inc.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote withheld will be considered as a vote against the nominees. If any nominee is unable to serve, the Board will name a replacement and the shares represented by proxies will be voted for the substitute Director.

BOARD OF DIRECTORS

DIRECTORS NOT STANDING FOR ELECTION

DIRECTORS CONTINUING TO SERVE UNTIL THE 1999 ANNUAL MEETING

BRANKO M. BERONJA

DIRECTOR SINCE 1997

Mr. Beronja, age 63, has been an employee of Snap-on since 1963. He served as Vice President-Sales, North America from 1989 to 1994 and President-North American Operations from 1994 to 1996. From 1996 to 1998, he was Senior Vice President-Diagnostics, North America, and is currently Senior Vice President-Diagnostics.

DONALD W. BRINCKMAN

DIRECTOR SINCE 1992

Mr. Brinckman, age 67, is the founder of Safety-Kleen Corporation and has been Chairman of its Board of Directors since 1994. He served as Chief Executive Officer of Safety-Kleen from 1968 to 1994 and again since August, 1997. He also served as President of Safety-Kleen from 1991 to 1993. Safety-Kleen is a recycler of automotive and industrial hazardous and nonhazardous fluids. Mr. Brinckman also serves as a Director of Paychex, Inc.

GEORGE W. MEAD

DIRECTOR SINCE 1985

Mr. Mead, age 70, has been Chairman of the Board of Consolidated Papers, Inc., a maker of paper products, since 1971. He was Chief Executive Officer of Consolidated Papers from 1971 through 1993.

DIRECTORS CONTINUING TO SERVE UNTIL THE 2000 ANNUAL MEETING

BRUCE S. CHELBERG

DIRECTOR SINCE 1993

Mr. Chelberg, age 63, has been Chairman of the Board and Chief Executive Officer of Whitman Corporation, a consumer goods company, since 1992. He has served on Whitman's Board since 1988. Mr. Chelberg also serves as a Director of First Midwest Bancorp, Inc., and Northfield Laboratories, Inc.

ROXANNE J. DECYK

DIRECTOR SINCE 1993

Ms. Decyk, age 45, has been a strategy and business development consultant since April, 1997, and from 1994 to 1997 served as Vice President-Corporate Planning for Amoco Corporation, a petroleum products company. She was Vice President-Marketing and Sales-Polymers of Amoco Chemical Company from 1993 to 1994, and Vice President-Commercial and Industrial Sales from 1991 to 1993. Ms. Decyk also serves as a Director of Material Sciences Corporation.

ARTHUR L. KELLY

DIRECTOR SINCE 1978

Mr. Kelly, age 60, has been the managing partner of KEL Enterprises L.P., a holding and investment company, since 1982. He also is a Director of Bayerische Motoren Werke (BMW) A.G., Deere & Company, Nalco Chemical Company, The Northern Trust Corporation and Thyssen Industrie A.G.

BOARD COMMITTEES

                  BOARD COMMITTEE MEMBERSHIP AND 1997 ACTIVITY

                                                              BOARD AFFAIRS &
                    NAME                          AUDIT         NOMINATING          EXECUTIVE        FINANCE
           -----------------------             -----------  -------------------  ---------------  -------------
B. M. Beronja................................                                           X
D. W. Brinckman..............................                       X*
B. S. Chelberg...............................       X
R. A. Cornog.................................                        X                 X*               X
R. J. Decyk..................................                        X                                  X
R. F. Farley.................................                                           X
L. A. Hadley.................................                                                           X
A. L. Kelly..................................       X                X                                 X*
G. W. Mead...................................       X                                                   X
E. H. Rensi..................................      X*
J. H. Schnabel...............................                                           X
R. F. Teerlink...............................
NO. OF MEETINGS IN 1997......................       4                2                  1               5

                                                  ORGANIZATION &
                                                     EXECUTIVE
                    NAME                           COMPENSATION
           -----------------------             ---------------------
B. M. Beronja................................
D. W. Brinckman..............................            X
B. S. Chelberg...............................           X*
R. A. Cornog.................................
R. J. Decyk..................................
R. F. Farley.................................           X*
L. A. Hadley.................................            X
A. L. Kelly..................................
G. W. Mead...................................
E. H. Rensi..................................            X
J. H. Schnabel...............................
R. F. Teerlink...............................
NO. OF MEETINGS IN 1997......................            3

*Committee Chair

The Board met six times in 1997. All Directors attended at least 75% of the total meetings of the Board and Committees of which they were members in 1997, except for Mr. Brinckman, who attended 67%.

AUDIT COMMITTEE

The Audit Committee oversees the independent audit of Snap-on's operations and financials, including recommending an independent auditor to the Board, reviewing the audit for adequate accounting, financial and operating controls, and determining whether any of the auditor's proposals to perform additional services may result in a loss of independence. This Committee also reviews corporate environmental, health and safety policies, as well as Snap-on's government contract program and related training, compliance and reporting.

BOARD AFFAIRS AND NOMINATING COMMITTEE

This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of Committees, tenure policy, and qualifications of potential Board nominees, including nominees recommended by shareholders.

EXECUTIVE COMMITTEE

The Executive Committee acts in the interim between Board meetings, providing review and oversight of Snap-on's business.

FINANCE COMMITTEE

The Finance Committee analyzes and makes recommendations concerning Snap-on's long-term financial objectives. This includes issues of capital structure, issuance and repurchase of shares, long-term financing and dividend policy.

ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

This Committee oversees corporate organization, executive succession and Snap-on's executive compensation programs. It recommends to the Board the appropriate level of compensation for the Chief Executive Officer and, after consulting with the Chief Executive Officer, determines the compensation of all other Executive Officers. This Committee also administers Snap-on's incentive compensation plans, which include the incentive stock program, employee stock ownership and franchised dealer stock ownership plans, and Director compensation.

BOARD COMPENSATION

EMPLOYEE DIRECTORS

Directors who are employees of Snap-on, currently Messrs. Beronja, Cornog, and Schnabel, receive no additional compensation for serving on the Board or its Committees.

NON-EMPLOYEE DIRECTORS

Directors who are not employees of Snap-on receive an annual retainer fee of $26,000. They also receive $1,250 for every Board and Committee meeting they attend, including meetings conducted by phone. Committee chairs also receive an annual chairmanship fee of $4,000. Snap-on reimburses Directors for all Board-related expenses.

DIRECTORS' FEE PLAN

Directors receive at least 25% and, at their election, up to 100% of their fees in Common Stock through the Directors' 1993 Fee Plan (the "Fee Plan"). Under the terms of the Fee Plan, non-employee Directors receive shares based on the fair market value of a share of Common Stock on the last day of the month in which the fees are paid. Directors may choose to defer the receipt of all or part of these shares and fees to a deferral account with Snap-on. The Fee Plan credits deferred cash amounts with earnings based on market rates of return. Dividends on deferred share units are automatically reinvested.

STOCK OPTIONS

Non-employee Directors currently receive an annual automatic grant of an option to purchase 3,000 shares of Common Stock. The exercise price of the option shares is equal to the closing price on the New York Stock Exchange on the date of the grant, which coincides with the Annual Meeting.

INSURANCE

Snap-on maintains life insurance and accidental death and dismemberment policies for all non-employee Directors. In addition, Directors who are not eligible to participate in another group health plan may participate at their own expense in the Snap-on medical and prescription drug plans maintained for employees.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following Table 1 shows the number of shares of Common Stock beneficially owned by each Director and by Messrs. Cornog, Beronja, Hay, Huml and Schnabel (the "Named Executive Officers"), as well as the total number of shares held by all current Directors and Executive Officers as a group, as of February 24, 1998. Beneficial owners include the Directors and Executive Officers, their spouses and minor children.

TABLE 1: SECURITY OWNERSHIP OF MANAGEMENT

                                                                                            SHARES       OPTION
BENEFICIAL OWNER                                                                           OWNED(1)     SHARES(2)
----------------------------------------------------------------------------------------  -----------  -----------
Robert A. Cornog........................................................................      57,617       485,534
Branko M. Beronja.......................................................................      21,287       105,069
Donald W. Brinckman.....................................................................      12,828        10,500
Bruce S. Chelberg.......................................................................       3,235         9,000
Roxanne J. Decyk........................................................................       4,379         6,000
Raymond F. Farley.......................................................................      13,349        16,500
Leonard A. Hadley.......................................................................       1,815         3,000
Frederick D. Hay........................................................................      23,074(3)      59,000
Donald S. Huml..........................................................................      13,920        95,000
Arthur L. Kelly.........................................................................      15,102        16,500
George W. Mead..........................................................................      12,697        16,500
Edward H. Rensi.........................................................................       9,361         8,601
Jay H. Schnabel.........................................................................      29,841        32,193
Richard F. Teerlink.....................................................................       1,412             0
All current Directors and Executive Officers as a group (17 persons)....................     243,861     1,056,580

None of these individuals beneficially owns more than 1% of the outstanding Common Stock. As a group, the Directors and Executive Officers beneficially own approximately 2.1% of the outstanding Common Stock, including option shares.

------------------------

(1)This column includes:

    - shares of stock credited to certain non-employee Directors who have made deferral elections under the Directors' 1993 Fee Plan; and

    - share units credited to certain Executive Officers relating to compensation they have deferred under a deferred compensation plan. The number of share units credited to an Executive Officer under the plan is based on the fair market value of a share of Common Stock on the date the units are credited. The value of share units at a later date--when compensation is paid out under the plan or when an Executive Officer disposes of share units under the plan--will be based on the fair market value of a share of Common Stock at the later date.

(2)This column represents shares which may be acquired on the exercise of options now or within 60 days.

(3)This figure includes 6,000 share units deferred under the Deferred Compensation Plan which are scheduled to vest in 3,000 unit increments on January 27, 1999 and January 27, 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following information, reported to the Securities and Exchange Commission, concerns each person or entity known to Snap-on to be the beneficial owner of more than 5% of Snap-on's stock:

AVZ, INC., A I M MANAGEMENT GROUP, INC., AMVESCAP GROUP SERVICES, INC., INVESCO, INC., INVESCO NORTH AMERICAN HOLDINGS, INC., INVESCO CAPITAL MANAGEMENT, INC., INVESCO FUNDS GROUP, INC., INVESCO MANAGEMENT & RESEARCH, INC., INVESCO REALTY ADVISORS, INC., AND AMVESCAP, PLC, the parent holding company, 11 Devonshire Square, London, England EC2M 4YR, together have reported on a Schedule 13G filed on February 11, 1998 for fiscal year 1997 that they are the beneficial owners of 4,594,515 shares of Common Stock, representing 7.5% of the total shares outstanding.

PUTNAM INVESTMENTS, INC., PUTNAM INVESTMENT MANAGEMENT, INC. AND THE PUTNAM ADVISORY COMPANY, INC., One Post Office Square, Boston, MA 02109 and MARSH & MCLENNAN COMPANIES, INC., 1166 Avenue of the Americas, New York, NY 10036, the parent holding company, together have reported on a Schedule 13G filed on January 27, 1998 for fiscal year 1997 the beneficial ownership of 4,156,750 shares of Common Stock representing 6% of the total shares outstanding.

Snap-on knows of no other person or group who is the beneficial owner of more than 5% of its Common Stock.

EXECUTIVE COMPENSATION
FIVE-YEAR PERFORMANCE

The graph below illustrates the cumulative total shareholder return on Snap-on stock since 1992, assuming that dividends are reinvested. The graph compares Snap-on's performance to that of the Standard & Poor's 500 Stock Index and the Standard & Poor's Hardware and Tools Index.

TOTAL SHAREHOLDER RETURN(1) SNAP-ON INCORPORATED

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               FISCAL YEAR ENDING

                 Snap-on Incorporated     S&P 500        S&P Hardware & Tools
1992                          $100.00     $100.00                     $100.00
1993                          $124.27     $110.03                     $113.57
1994                          $112.38     $111.53                     $111.20
1995                          $157.18     $153.30                     $162.99
1996                          $189.98     $188.40                     $153.19
1997                          $237.24     $251.17                     $234.90

                                        SNAP-ON                   S&P HARDWARE
FISCAL YEAR ENDING(2)                 INCORPORATED    S&P 500       & TOOLS
-----------------------------------  --------------  ---------  ----------------
December 31, 1992                      $   100.00    $  100.00     $   100.00
December 31, 1993                      $   124.27    $  110.03     $   113.57
December 31, 1994                      $   112.38    $  111.53     $   111.20
December 31, 1995                      $   157.18    $  153.30     $   162.99
December 31, 1996                      $   189.98    $  188.40     $   153.19
December 31, 1997                      $   237.24    $  251.17     $   234.90

------------------------

(1)Assumes $100 invested on the last day of December, 1992 and dividends are reinvested quarterly.

(2)Although Snap-on's fiscal year ends on the Saturday closest to December 31 of each year, December 31 is used for ease of calculation.

RETURN ON NET ASSETS EMPLOYED BEFORE INTEREST AND TAXES

While cumulative total shareholder return is one measure of corporate performance, Snap-on also uses the return on net assets employed before interest and taxes, illustrated below. This return measures pre-tax and pre-interest expense return on net assets (total assets minus all non-interest-bearing liabilities). This performance measure is also used as a component of the incentive compensation plan for Snap-on's Executive Officers, as is discussed in the Organization and Executive Compensation Committee Report on Executive Compensation. Snap-on derives its profits from two operations: (i) manufacturing, marketing, and distribution of its product lines, and (ii) the financing of such products. The graphs and tables illustrate Snap-on's performance for its operations in the aggregate compared to the companies in the Standard & Poor's Hardware & Tools Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    FISCAL YEAR ENDING

                               Snap-on Actual      Snap-on Adjusted                        Hardware & Tools
1992                                    17.1%                 15.1%                                   12.8%
1993                                    18.6%                 17.1%                                   14.5%
1994                                    18.7%                 18.7%                                   16.7%
1995                                    21.1%                 21.3%                                   15.3%
1996                                    24.4%                 22.4%                                   14.1%
1997                                    25.1%                 24.6%       Information Currently Unavailable

                                                                         SNAP-ON       SNAP-ON       S&P HARDWARE
FISCAL YEAR ENDING(1)                                                   ACTUAL(2)    ADJUSTED(3)      & TOOLS(4)
---------------------------------------------------------------------  -----------  -------------  ----------------
December 31, 1992....................................................       17.1%         15.1%         12.8%
December 31, 1993....................................................       18.6%         17.1%         14.5%
December 31, 1994....................................................       18.7%         18.7%         16.7%
December 31, 1995....................................................       21.1%         21.3%         15.3%
December 31, 1996....................................................       24.4%         22.4%         14.1%
December 31, 1997....................................................       25.1%         24.6%     Not Available

------------------------

(1)Although Snap-on's fiscal year ends on the Saturday closest to December 31 of each year, December 31 is used for ease of calculation.

(2)Amounts are calculated using a thirteen-month average of net assets employed.

(3)Amounts are calculated using a method comparable to that of the Standard & Poor's Hardware & Tools Index.

(4)The Standard & Poor's Hardware & Tools return on net assets employed before interest and taxes percentages are an average of the companies that comprise, for each respective year, the Standard & Poor's Hardware & Tools Index.

REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

During the 1997 fiscal year, the Organization and Executive Compensation Committee of the Board of Directors, a body composed entirely of independent non-employee Directors, provided oversight regarding Snap-on's executive compensation programs in order to further Snap-on's compensation objectives and philosophy. In accordance with its charter, one of the principal responsibilities of the Committee is to recommend to the Board the appropriate level of compensation for the Chief Executive Officer and to determine, after consultation with the Chief Executive Officer, the compensation of all other Executive Officers.

COMMITTEE APPROACH

All Executive Officer positions are assigned compensation rate ranges based on their roles and the impact of their positions in order to link total compensation to market practices for comparable positions. The Committee's overall approach to executive compensation is designed to establish a performance orientation within these ranges so that compensation levels will vary based upon corporate and individual performance.

COMPENSATION-RELATED COMMITTEE ACTIVITIES

For 1997, the Committee employed W. T. Haigh & Company, Inc., an independent consulting firm specializing in executive compensation, to conduct a study to determine market pay levels of comparable positions. This study compared the compensation levels of Executive Officers with those of comparable positions in a comparator group of companies with the following characteristics:

    - business profile similar to Snap-on's,

    - comparable to Snap-on in size as defined by revenues,

    - global in scope,

    - recognized as industry leaders,

    - well-managed professional organizations.

Because Snap-on believes that its competitors for executive talent include all types of industrial companies, the comparator group of companies was not limited to the companies included in the industry indices used in the performance graphs in this Proxy Statement. The result of this study and a review of national compensation surveys provided the Committee with competitive compensation data against which the Committee established and monitored compensation based on performance and market practices.

ELEMENTS OF COMPENSATION

Snap-on's executive compensation program consists of three elements: base salary, annual incentives and long-term compensation in the Amended and Restated 1986 Incentive Stock Program.

BASE SALARY

In determining the appropriate base salaries for Executive Officers as set forth in Table 2, the Committee targeted base salaries at the median of comparator companies in the W. T. Haigh & Company, Inc. study. The Committee also considered such factors as experience, leadership and individual performance. These factors were not ranked or weighted in any particular way.

In 1997, Mr. Cornog's base salary was raised from $580,000 to $620,000 based upon his strategic vision, Snap-on's results and strong leadership. At that level, Mr. Cornog's base salary continued to approximate the median for the comparator companies.

ANNUAL INCENTIVE PLAN

Snap-on has an Annual Incentive Plan for its Executive Officers. The Committee and, with respect to the Chief Executive Officer, the Board of Directors, approve percentage targets for threshold, target and maximum annual achievement levels under the Plan to recognize increases in sales, return on net assets employed before interest and taxes ("RONAEBIT"), and earnings per share growth. These percentages, if earned, are applied to participants' base compensation. The three components are equally weighted with a maximum potential payout of 150% of base salary for the Chief Executive Officer and 120% of base salary for other Named Executive Officers. The maximum potential payout for each of the Named Executive Officers is intended to provide a bonus opportunity at the 75th percentile for the comparator group of companies described above.

For 1997, the following percentages were paid:

                                                                       SALES GROWTH       RONAEBIT       EPS GROWTH
                                                                     -----------------  -------------  ---------------
Chief Executive Officer............................................            50%            23.5%           41.7%
Other Named Executive Officers.....................................            40%            18.8%           33.4%

Based upon these measures, Mr. Cornog received a bonus of $698,819 for 1997. The payment to the Chief Executive Officer with respect to the sales growth component represents payment at the maximum level, the payment with respect to the RONAEBIT component represents payment at slightly below the target level, and the payment with respect to the earnings per share growth component represents payment near the maximum level.

INCENTIVE STOCK PROGRAM AND STOCK OWNERSHIP

The Incentive Stock Program is a long-term incentive plan designed to link the contributions of key employees to shareholder value. The Incentive Stock Program authorizes, among other things, grants of incentive and nonqualified stock options to Executive Officers and other key employees to purchase shares of Common Stock at 100% of fair market value on the date of grant. The Committee recommends to the Board of Directors the number of options to be granted to the Chief Executive Officer and determines the number of options to be granted to the other Executive Officers and key employees.

In granting stock options, the Committee takes into account the executive's level of responsibility and past contributions, as well as the practices of the comparator group of companies described above. The Committee's objective is to grant stock options at a level approximating the 75th percentile of comparator group practices. For purposes of this comparison, the Committee considers the relationship between the current market value of shares underlying a grant of options relative to an executive's base salary and takes into account the frequency of and the vesting schedule for grants. Consistent with these guidelines, in 1997 Mr. Cornog was granted options to purchase 100,000 shares.

Based upon the recommendation of W. T. Haigh & Company, Inc. and in accordance with Snap-on's belief in aligning the interests of Executive Officers with those of shareholders, the Committee has established guidelines for levels of stock ownership to be acquired over a five-year period commencing in the 1995 fiscal year. These guidelines will apply to a group of key executives, including the Chief Executive Officer and the other Named Executive Officers. For the Chief Executive Officer, the minimum stock ownership guideline is three times base salary and for the other Named Executive Officers it is one and one-half times base salary. While compliance with these guidelines is voluntary, the Committee believes encouraging ownership will significantly benefit Snap-on and its shareholders.

The Committee believes the provisions of Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain executive compensation, will not adversely affect Snap-on based upon the compensation payable to the Named Executive Officers in 1997. Therefore, the Committee has not adopted any policy concerning this limitation, but will continue to evaluate Section 162(m) of the Internal Revenue Code in future years.

Bruce S. Chelberg, Co-Chair
Raymond F. Farley, Co-Chair
Donald W. Brinckman
Leonard A. Hadley
Edward H. Rensi

TABLE 2: SUMMARY COMPENSATION

Table 2 shows the total compensation paid, payable and/or accrued for services rendered during the 1997, 1996 and 1995 fiscal years to each of the Named Executive Officers.

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                       ANNUAL                       -------------------------------------------
                                    COMPENSATION                                                  RESTRICTED      SECURITIES
                               ----------------------                     OTHER ANNUAL              STOCK         UNDERLYING
NAME AND PRINCIPAL POSITION      YEAR      SALARY($)    BONUS($)         COMPENSATION($)       ($ VALUE/ GRANT)   OPTIONS(#)
-----------------------------  ---------  -----------  -----------  -------------------------  ----------------  ------------
ROBERT A. CORNOG.............       1997     606,666      698,819                   0                      0         100,000
Chairman, President and             1996     563,333      666,198                   0                      0               0
Chief Executive Officer             1995     515,354      578,897                   0                      0         187,500

BRANKO M. BERONJA............       1997     269,500      248,317                   0                      0          28,000
Senior Vice President-              1996     242,667      229,611                   0                      0               0
Diagnostics                         1995     206,851      185,876                   0                      0          46,500

FREDERICK D. HAY.............       1997     360,000      331,704                   0                      0          28,000
Senior Vice President-              1996(2)    320,833    303,572                   0                438,750(3)       45,000
Transportation

DONALD S. HUML...............       1997     290,500      267,666                   0                      0          28,000
Senior Vice President-              1996     277,000      262,097                   0                      0               0
Finance and Chief                   1995     265,333      238,428                   0                      0          46,500
Financial Officer

JAY H. SCHNABEL..............       1997     230,833      212,689                   0                      0          24,000
Senior Vice President-              1996     220,000      208,164                   0                      0               0
Europe                              1995     207,000      186,010                   0                      0          46,500


                                    ALL OTHER
NAME AND PRINCIPAL POSITION      COMPENSATION($)
-----------------------------  -------------------
ROBERT A. CORNOG.............               0
Chairman, President and                     0
Chief Executive Officer                     0
BRANKO M. BERONJA............               0
Senior Vice President-                      0
Diagnostics                                 0
FREDERICK D. HAY.............          14,914(1)
Senior Vice President-                 14,914(1)
Transportation
DONALD S. HUML...............               0
Senior Vice President-                      0
Finance and Chief                           0
Financial Officer
JAY H. SCHNABEL..............               0
Senior Vice President-                      0
Europe                                      0

------------------------

(1)Consists of premiums paid on a universal life insurance policy.

(2)Mr. Hay joined Snap-on on February 1, 1996.

(3)Effective February 15, 1996, Mr. Hay was awarded 15,000 restricted Common Stock units under a deferred compensation plan with a grant date value of $29.25 per share. Nine thousand units were not vested as of January 2, 1998. Those units had a value of $381,375 (based on a price of $42.375 per share). Such units vest in equal amounts on January 27 of 1998, 1999 and 2000.

TABLE 3: OPTION GRANTS IN LAST FISCAL YEAR

Table 3 shows information about the Snap-on stock options granted to the five Named Executive Officers in 1997. One-half of these options vested and became exercisable on January 24, 1998, and the remaining one-half will become exercisable on January 24, 1999.

                 NUMBER OF
                 SECURITIES
                 UNDERLYING      % OF TOTAL OPTIONS
                  OPTIONS      GRANTED TO EMPLOYEES IN    EXERCISE OR BASE                         GRANT DATE
     NAME         GRANTED            FISCAL YEAR            PRICE ($/SH)      EXPIRATION DATE   PRESENT VALUE(1)
--------------  ------------  -------------------------  ------------------  -----------------  -----------------
Cornog........      100,000               19.85%             $   37.125            1/24/07        $     858,000
Beronja.......       28,000                5.56%             $   37.125            1/24/07        $     240,240
Hay...........       28,000                5.56%             $   37.125            1/24/07        $     240,240
Huml..........       28,000                5.56%             $   37.125            1/24/07        $     240,240
Schnabel......       24,000                4.76%             $   37.125            1/24/07        $     205,920

------------------------

(1)The estimated grant date present value per share under the Black-Scholes Option Pricing Model is $8.58. The material assumptions and adjustments incorporated in the Black-Scholes Option Pricing Model in estimating the value of the options reflected in the above table include the following:

    - an exercise price on the option ($37.125) is equal to the fair market value of the underlying stock on the date of grant;

    - an option term of ten years;

    - an interest rate (6.6%) that represents the interest rate on a U. S. Treasury security with a maturity date corresponding to that of the option term;

    - volatility (16.9%) calculated using Snap-on's daily stock prices for the one-year period before the grant date;

    - dividends at the rate of $.80 per share, representing the annualized dividends paid with respect to a share of Common Stock as of the date of grant; and

    - a 13.3% reduction to reflect the probability of forfeiture due to termination prior to vesting and a 16.1% reduction to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate value of the options will depend on the future market price of Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, realized upon exercise of an option will depend on the excess of the market value of Common Stock over the exercise price on the date the option is exercised.

TABLE 4: AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
         OPTION VALUES

This table shows the number and value of exercised and unexercised stock options for the five Named Executive Officers during 1997. The closing price of Common Stock on January 2, 1998, the Friday before the fiscal year-end, was $42.375. This amount was used to calculate the value of unexercised options with an exercise price of less than $42.375.

                                                                         NUMBER OF
                                                                        SECURITIES
                                                                        UNDERLYING
                                                                    UNEXERCISED OPTIONS   VALUE OF UNEXERCISED
                                                                    AT FISCAL YEAR-END   IN-THE-MONEY OPTIONS AT
                                                                            (#)            FISCAL YEAR-END ($)
                           SHARES ACQUIRED ON                          EXERCISABLE/           EXERCISABLE/
          NAME                  EXERCISE       VALUE REALIZED ($)      UNEXERCISABLE          UNEXERCISABLE
-------------------------  ------------------  -------------------  -------------------  -----------------------
Cornog...................           3,400                60,697         438,534/100,000       9,190,714/525,000
Beronja..................               0                     0           91,069/28,000       1,942,152/147,000
Hay......................               0                     0           45,000/28,000         564,075/147,000
Huml.....................               0                     0           81,000/28,000       1,614,345/147,000
Schnabel.................         101,281             2,233,507            8,193/24,000         158,448/126,000

ADMINISTRATIVE AND FIELD EMPLOYEE PENSION PLAN
TABLE 5: PENSION PLAN

Table 5 shows the estimated annual pension benefits payable to covered participants at normal retirement age under the plans discussed on page 18.

                                YEARS OF SERVICE

   AVERAGE
    ANNUAL
   EARNINGS     5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
-------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
$     150,000     11,700     23,400     35,100     46,800     58,500     70,200     81,900
$     200,000     15,825     31,650     47,475     63,300     79,125     94,950    110,775
$     250,000     19,950     39,900     59,850     79,800     99,750    119,700    139,650
$     300,000     24,075     48,150     72,225     96,300    120,375    144,450    168,525
$     400,000     32,325     64,650     96,975    129,300    161,625    193,950    226,275
$     500,000     40,575     81,150    121,725    162,300    202,875    243,450    284,025
$     600,000     48,825     97,650    146,475    195,300    244,125    292,950    341,775
$     700,000     57,075    114,150    171,225    228,300    285,375    342,450    399,525
$     800,000     65,325    130,650    195,975    261,300    326,625    391,950    457,275
$     900,000     73,575    147,150    220,725    294,300    367,875    441,450    515,025
$   1,000,000     81,825    163,650    245,475    327,300    409,125    490,950    572,775
$   1,100,000     90,075    180,150    270,225    360,300    450,375    540,450    630,525
$   1,200,000     98,325    196,650    294,975    393,300    491,625    589,950    688,275
$   1,300,000    106,575    213,150    319,725    426,300    532,875    639,450    746,025
$   1,400,000    114,825    229,650    344,475    459,300    574,125    688,950    803,775
$   1,500,000    123,075    246,150    369,225    492,300    615,375    738,450    861,525
$   1,600,000    131,325    262,650    393,975    525,300    656,625    787,950    919,275
$   1,700,000    139,575    279,150    418,725    558,300    697,875    837,450    977,025

Annual compensation is based on the pension plan formula detailed on page 18 using the years of service indicated above, including amounts which would be payable under the Administrative and Field Employee Pension Plan (the "Pension Plan"), and taking into account limitations imposed by Internal Revenue Code
Section 415 for amounts payable in 1997 for participants age 65, and also based on the Supplemental Retirement Plan. There is no offset in benefits under the Pension Plan for Social Security benefits other than for disability retirement benefits.

CALCULATING THE PENSION BENEFIT

The Pension Plan is a qualified noncontributory defined benefit plan. No specific contribution by Snap-on is calculated with respect to the Named Executive Officers. The Pension Plan covers eligible salaried employees and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

                [1.2% X Average Pay X Years of Credited Service]
                                      plus
    [0.45% X {Average Pay - Social Security Covered Compensation} X Years of
                               Credited Service]

"Average Pay" is the average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary and bonus amounts paid to an individual in a given year.

"Social Security Covered Compensation" is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

"Years of Credited Service" is the number of years and fractional number of years of continuous employment up to 35 years.

The most commonly chosen payout provision is a 100% pension payout with a five-year certain period in the event of death, and thereafter a 50% yearly payout to the surviving spouse. Two other actuarial equivalent optional forms of payout are also available.

SUPPLEMENTAL RETIREMENT PLAN

Elected Officers of Snap-on who are participants in the Pension Plan also participate in a Supplemental Retirement Plan. The Supplemental Retirement Plan is a nonqualified excess benefit and supplement retirement plan as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act ("ERISA").

Under the Supplemental Retirement Plan, the Pension Plan participants will receive the difference, if any, between the full amount of retirement income due under the Pension Plan formula and the amount of retirement income payable under applicable I.R.S. or ERISA limitations. Qualified retirement plan compensation is currently limited to $160,000 per annum per retiree by Section 401(a)(17) of the Internal Revenue Code.

As of February 24, 1998, the full years of credited service for the Named Executive Officers are: Mr. Cornog, 13 years; Mr. Beronja, 34 years; Mr. Hay, 2 years; Mr. Huml, 3 years and Mr. Schnabel, 32 years. Under an agreement with Mr. Cornog, Snap-on credits him two years of service for every year worked, rather than the one-year arrangement under the Pension Plan.

OTHER INFORMATION

EXECUTIVE AGREEMENTS

Snap-on has agreements with its Executive Officers, including the five Named Executive Officers, to provide continued compensation and benefits in the event of a change of control of Snap-on as defined in the agreements. The agreements are for one-year terms and are automatically extended from year to year, unless notice is given. The agreements also provide that if there is a change of control, the terms will continue for 24 months.

In the event of such change of control, if one of the Named Executive Officers is terminated and is entitled to termination benefits, then he will receive lump-sum payments equal to three times the sum of his highest base salary and highest annual bonus target opportunity or payment during the three years before the change of control. The Named Executive Officer will also receive an additional payment to cover any excise taxes (and related income taxes) that may result from the lump-sum payments and may continue to receive health and life insurance benefits, if desired, for three years. A Named Executive Officer will be entitled to the termination benefits if his employment is constructively terminated without cause in anticipation of or within two years following the change of control or he voluntarily terminates employment between 12 and 18 months following the change of control.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Snap-on believes that during 1997 its Officers and Directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except as previously reported. Snap-on files the required reports on behalf of its Officers and Directors.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

The Dividend Reinvestment and Direct Stock Purchase Plan, established in 1997, provides for automatic dividend reinvestment in shares of Common Stock and allows shareholders and investors the opportunity to purchase shares of Common Stock directly from Snap-on without using a broker through a variety of methods including:

    - investments of cash dividends on all or a portion of Common Stock; and

    - periodic cash investments of more than $100 per investment, up to an annual maximum of $150,000.

Shares acquired under these methods will be purchased at 100% of the average high and low price of the Common Stock on the day of purchase. For purchases, there are no participation, commission or administrative fees.

More information is available from First Chicago Trust Company of New York at 1-800-446-2617.

DIRECTIONS TO SNAP-ON ANNUAL MEETING

                                     [MAP]

FROM CHICAGO'S O'HARE INTERNATIONAL AIRPORT TO THE RACINE MARRIOTT

Take I-294 North to I-94 West (Milwaukee, Wisconsin) to Racine, Wisconsin, Highway 20 (exit 333-Racine/Waterford). Highway 20 East (right) to Racine Marriott (on right).

FROM MILWAUKEE'S MITCHELL INTERNATIONAL AIRPORT TO THE RACINE MARRIOTT

Take I-94 East to Racine, Wisconsin, Highway 20 (exit 333-Racine/Waterford). Highway 20 East (left) to Racine Marriott (on right).

TRANSPORTATION TO SNAP-ON

If you would like to take advantage of transportation provided by Snap-on to the General Offices in Kenosha following the meeting for a plant tour or to see old friends, please call 1-800-786-6600, extension 4780, before April 20, 1998.

PROXY                         SNAP-ON INCORPORATED                        PROXY
                               2801-80TH STREET
                             KENOSHA, WI 53141-1410
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Bruce S. Chelberg, Arthur L. Kelly and Roxanne J. Decyk as Proxies, each with power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 24, 1998, at the Annual Meeting of Shareholders, such meeting to be held at the Racine Marriott, 7111 Washington Avenue, Racine, Wisconsin at 10:00 a.m. on Friday, April 24, 1998, or at any adjournment thereof.

THIS PROXY WILL BE VOTED "FOR" THE DIRECTOR NOMINEES IF NO CHOICE IS SPECIFIED.

IN THE ABSENCE OF AN INSTRUCTION TO THE CONTRARY, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

               NOMINEES FOR THE ELECTION OF DIRECTORS ARE:

              1) Robert A. Cornog      3) Edward H. Rensi
              2) Leonard A. Hadley     4) Richard F. Teerlink

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

            TRIANGLE        FOLD AND DETACH HERE        TRIANGLE



                           MAP OF RACINE MARRIOTT

/X/  PLEASE MARK YOUR                                                      2406
     VOTES AS IN THIS
     EXAMPLE.

                                       VOTE                  WITHHOLD
                                  For all nominees       authority to vote
                               (except as indicated)     for all nominees
1. Election of Directors:              / /                     / /
   Three-year terms -
   Robert A. Cornog,
   Leonard A. Hadley
   and Edward H. Rensi;
   One-year term - Richard F. Teerlink

______________________________________________________________________________
(Except nominees written above)


2. In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

Please sign exactly as your name appears hereon. If this is a joint account, all holders should sign. Executors, administrators, trustees and guardians should give full title. If a corporation, sign in corporation's name by an authorized officer. If a partnership, please sign in partnership's name by an authorized person.

This card is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated.

Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.


Signature_______________________________________________Date___________________
NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of a new and convenient way by which you can vote your shares. You can vote your shares electronically through the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

To vote over the telephone:
    On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.


                YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.